EXHIBIT 99.1

Surna Reports Record Bookings in Preliminary First Quarter Results

Bookings up 388% First Quarter Year Over Year, 51% over Previous Quarter

Boulder, Colorado, April 22, 2021 –– Surna Inc. (OTCQB: SRNA), a leader in environmental control systems for the controlled environment agriculture (CEA) market, announced today its preliminary first quarter 2021 booking results1.

●	Q1 2021 bookings were $5.5M, the second best in its history.
●	The Q1 2021 bookings were up 388% over the same period last year and were 51% higher than Q4 2020.
●	Q1 2021 and Q4 2020 bookings together represent a two-consecutive-quarter growth of 114% over the comparable Year-Over-Year period.
●	Trailing three quarters booking performance (Q3-Q1) was up 94% over the comparable Year-Over-Year period.
●	Bookings included six commercial sales contracts over $100,000, including one non-cannabis facility, totaling $5.0M in new commercial contracts and $0.5M in additional equipment orders.

Surna attributes this growth to its expanded technology offerings as well as its continued aggressive sales and marketing efforts. Market uncertainty from the pandemic appears to have eased in the second half of last year and the construction side of the industry has thrived, with new optimism contributing to new contract growth.

Tony McDonald, Surna’s Chairman and CEO comments, “The extraordinarily positive results in new contract bookings over the last three quarters are driven by the commitment from our talented teams at Surna. We realize that Q1 is now in the rear-view mirror, but we believe Surna is well positioned to continue to deliver strong growth and is preparing for more client wins, new product rollouts, and an expansion of new services offerings.”

1 Non-GAAP Financial Measures. To supplement our financial results under U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures in various instances, including bookings as indicated in this press release. We believe these non-GAAP measures are helpful in understanding and aiding the evaluation of our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. For purposes of this press release “bookings” means new sales contracts or equivalent commitment for products and/or services executed during the quarter for which we received an initial deposit. Bookings do not necessarily mean that they will convert to revenue and, therefore, may not be indicative of our future operating results. Our customers may attempt to renegotiate or terminate their contracts for any number of reasons, which may not result in the full amount of the booking, or any amount, being realized as revenue.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and sells cultivation technologies for controlled environment agriculture including: (i) liquid-based process cooling systems and other climate control systems, (ii) air handling equipment and systems, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems, and (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control. Our customers include commercial growers in the U.S. and Canada as well as other international locations, including those growers building new facilities and those expanding or retrofitting existing facilities. Currently, our revenue stream is derived primarily from supplying our products, services, and technologies to commercial indoor and hybrid sealed greenhouse facilities ranging from several thousand to more than 100,000 square feet.

Headquartered in Boulder, Colorado, we leverage our experience in this space to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy the evolving state and local codes, permitting and regulatory requirements.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Surna Marketing

Jamie English

Vice President, Marketing Communications

jamie.english@surna.com

(303) 993-5271